THE COMPANIES LAW, 5759 - 1999

PRIVATE COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF

ROSETTA GENOMICS LTD.

And in Hebrew:

רוזטה ג'נומיקס בע"מ

INTERPRETATION

1.	In these Articles of Association, unless inconsistent with the subject matter or context, the following terms shall bear the meanings assigned to them below:

TERMS	MEANINGS

Articles/Articles of Association	These Articles of Association of the Company, as amended from time to time, in accordance with the provisions set forth herein.
Company	The Company referred to above.
Companies Law/the Law	The Companies Law, 5759 - 1999, as amended from time to time, and any other law which shall apply to the Company, and which shall be valid at the same time, according to the matter.
Directors/Board of Directors/Board
The Board of Directors of the Company as it shall be constituted from time to time, or, as the case may be - the Directors, or in the event that there shall be less than two - the Director of the Company, at such time.

Founding Shareholders	Dr. Isaac Bentwich (the “Founder”), Bentwich Innovations Ltd., Bentwich Holdings Ltd. and Harmony 2000 (association).
General Meeting	An Annual Meeting or a Special Meeting of shareholders, as defined in the Companies Law.
IPO	The initial public offering of the Company’s securities.
Month	A calendar month.

Ordinary Resolution	A resolution adopted in a General Meeting approved by an ordinary majority of the Ordinary Shares (on an as-converted basis) represented at such meeting in person or by proxy.
Ordinary Shares	Ordinary Shares with no par value of the Company.
Office	The registered Office of the Company, from time to time.
Officer of the Company
A Director, a General Manager, a vice General Manager, any other manager who is directly subordinated to the General Manager, and any other functionary in the Company defined by the Law as an Officer of the Company, even if his title shall be different.

Preferred A Closing	The initial closing of the Company’s Preferred A Investment Agreement, dated July 24, 2003.
Preferred B Closing
The initial closing of the Company’s Preferred B Investment Agreement, dated September 23, 2004 (the "Preferred B Investment Agreement"), the closing of the Addendum to the Preferred B Investment Agreement, dated December 30, 2004, and the conversion into Preferred B Shares of the principal amount under the Convertible Bridge Loan Agreement dated July 15, 2005.

Preferred C Closing	The initial closing of the Company's Preferred C Investment Agreement, to be dated [ ], 2006.
Preferred A Shares	Preferred A Shares with no par value of the Company.
Preferred B Shares	Preferred B Shares with no par value of the Company.
Preferred C Shares	Preferred C Shares with no par value of the Company.
Preferred Shares	Preferred A Shares, Preferred B Shares and Preferred C Shares, collectively.
Preferred Shareholder	A Shareholder holding one or more Preferred Shares.
Qualified Holders	Shareholders who either (i) hold more then 0.5% of the Company’s outstanding share capital; or (ii) have invested more then US$ 25,000 in the Company’s share capital.
Qualified IPO	An IPO yielding at least US$ 10,000,000 net to the Company, at a price per share reflecting a pre-money valuation of at least US$ 70,000,000.

Shareholder	A holder of one or more of the shares of the Company.
Special Resolution	A resolution adopted in a General Meeting approved by a majority of the voting shares represented at such meeting in person or by proxy, which is greater than an ordinary majority.

2.	(a)
In these Articles of Association, the term “writing” shall include prints, lithographs and any other forms of writing, or the imprinting of words, in any legible form, including documents that have been transferred as a letter, a telegram, via the facsimile or electronic mail or any other electronic means of communication, which generate a legible copy of the transferred document.

(b)	Words importing the singular shall be deemed as including the plural, and vice versa.

(c)	Words importing the masculine gender shall be deemed as including the female gender, and vice versa; words referring to persons shall be deemed as including corporate entities.

(d)
Notwithstanding the above, words and expressions expressed in these Articles of Association shall have the same meaning as specified in the Companies Law, unless such meaning shall be inconsistent with the subject matter or context of these Articles of Association.

(e)
The provisions of the Companies Law, which may be stipulated upon, shall apply to the Company, provided that such provisions do not contradict the provisions of these Articles of Association. Wherever it is specified in these Articles of Association that the provisions thereof shall apply subject to the provisions of the Law, the same shall be interpreted as if reference is made to such provisions of the Law, which may not be waived, unless expressly stated and/or implied to be otherwise from the relevant context.

(f)	Sections 2, 4, 7, 8 and 10 of the Interpretation of Statute Law, 5741 - 1981 shall apply, mutatis mutandis, with regard to the interpretation of these Articles of Association.

(g)
The headings in these Articles of Association are for convenience sake only, and shall not be deemed as a part of the Articles of Association, nor shall the be used in interpreting the provisions thereof.

(h)	Reference to a certain section in the Law shall be to such section as the same shall be altered, amended or replaced, if at all, from time to time.

THE NAME OF THE COMPANY, ITS OBJECTS AND ITS PURPOSE

3.	The name of the Company is:

(a)	in Hebrew : רוזטה ג'נומיקס בע"מ

(b)	in English : Rosetta Genomics Ltd.

4.	The objects for which the Company was established are: to engage in any and every legal business.

5.	The purposes of the Company are:

(a)
To operate in accordance with commercial considerations in order to generate profits for the Company and its Shareholders. The Company can take into account with regard to such considerations, inter alia, the interests of the creditors of the Company, its employees and the public.

(b)
The Company shall be entitled to contribute a reasonable amount of money to a worthy cause, even in the event that the contribution is not with regard to the commercial considerations which are specified in Paragraph (a) above.

(c)
The Company believes that promoting ethical genomics-related not-for-profit goals is beneficial to the business interests of the Company. Accordingly, the Board shall be authorized in the future, after: (i) each of the shareholders who invested funds in the Company by such time, has been paid dividends at an aggregate amount which exceeds two times (2X) their respective aggregate investment amount in the Company; or (ii) a closing of an IPO,  to: (i) allocate up to 5% of the Company's net profits to ethical genomics-related not-for-profit goals; and (ii) request Company customers to contribute thereto.

LIMITED LIABILITY

6.
The liability of each of the Shareholders of the Company is limited to the greater amount of the two - either NIS 1.00 per share, or the amount, which the Shareholder is called to pay to the Company for the shares, which have been allocated to him but have not yet been paid for by him.

PRIVATE COMPANY

7.	(a)	The Company shall be a private company.

(b)
The number of Shareholders in the Company at any time shall not exceed fifty (50), excluding employees of the Company and former employees, under the terms and conditions set forth in Section 175(a)(3) of the Companies Law; provided, however, that if two or more individuals hold a share or shares of the Company, jointly, they shall be deemed to be one Shareholder for purposes of this Article.

(c)	The Company may not offer its shares or any other form of securities to the public.

(d)	The right to transfer shares of the Company is restricted in the manner set forth in these Articles of Association.

BUSINESS

8.
The Board of Directors may direct the Company to deal with any business or commercial activity permitted to the Company, whether expressly or otherwise, according to these Articles of Association, at one time or at any time that it deems to be appropriate; and the Board may also direct the Company to abandon the business or commercial activity, whether or not the Company has begun to deal with such type of business or commercial activity.

AMENDMENTS TO THE ARTICLES OF ASSOCIATION

9.
Subject to the provisions of Article 14 and 58 below and subject to the provisions of the Law, the Company is entitled to amend these Articles of Association, or any provision therein, by an Ordinary Resolution, except for any Article or a provision in these Articles of Association, in which it is explicitly provided that the amendment thereof shall be by a Special Resolution, and then its amendment shall only be by the majority determined therein. In such an event, amending another Article or provision in these Articles of Association, which amendment does not require a Special Resolution, shall not indirectly amend such first Article.

THE OFFICE

10.	The Office shall be situated in the same place as shall be determined by the Board of Directors, from time to time.

SHARE CAPITAL

11.
The authorized share capital of the Company is 17,578,371 shares divided into: (i) 10,145,733 Ordinary Shares with NIS 0.01 par value each (hereinafter “Ordinary Shares”); (ii) 2,159,126 Ordinary A Shares with NIS 0.01 par value; (iii) 1,381,158 Preferred A Shares with NIS 0.01 par value each; (iv) 1,883,397 Preferred B Shares with NIS 0.01 par value each, and (v) 2,008,957 Preferred C Shares with no par value each

12.
The Ordinary Shares shall be equally ranked with each other pari passu, and shall vest in their holders, subject to the rights of the Preferred Shares, every and all of the rights which are usually imparted on the shareholder of the Company, including the right of participation in dividends which the Company shall distribute, the receipt of surplus property of the Company upon the liquidation thereof, the receipt of notices of a general meeting of the Company, participation and to voting on every matter that the general meeting is authorized to resolve.

12A.
The Ordinary A Shares shall be equally ranked with each other and with the Ordinary Shares pari passu, shall be deemed to be a single class of shares with the Ordinary Shares for all purposes, and shall vest in their holders, subject to the rights of the Preferred Shares, every and all of the rights which are usually imparted on the shareholder of the Company, including the right of participation in dividends which the Company shall distribute, the receipt of surplus property of the Company upon the liquidation thereof, the receipt of notices of a general meeting of the Company, participation and to voting on every matter that the general meeting is authorized to resolve. In addition, the Ordinary A Shares shall be subject to automatic conversion in the circumstances and in the manner set out in Exhibit A to these Articles.

13.
The Preferred Shares shall confer upon the holders thereof all the rights of the Ordinary Shares, and in addition, the powers, preferences and rights as specifically set forth in these Articles of Association.

RESTRICTIVE PROVISIONS

14.	(a)
Until the consummation of an IPO, and as long as the Preferred Shares constitute at least 5% of the Company’s issued and outstanding share capital (on an as-converted basis), the Company shall refrain from taking, and shall not be authorized to take, any of the following actions without the consent of either: (x) holders of a majority of the Preferred Shares (voting together as a single class), in the case of a shareholders resolution; or (y) at least two directors appointed by any of the holders of Preferred Shares (or, if only one director has been appointed by the holders of Preferred Shares, without the approval of that director), in case of a Board resolution: (i) amending the Memorandum, Articles of Association or other governing documents of the Company in a manner which would have then effect, either directly or indirectly, of derogating from the rights, preferences or privileges of the Preferred Shares, subject further to any requirement for a separate vote by any class of Preferred Shares pursuant to the first sentence of Article 58 below; (ii) the issuance of any class of shares or other securities of the Company with rights equal to or superior to the rights of the Preferred A Shares for a Company’s pre-money valuation of less than $100,000,000; (iii) the merger of the Company or sale of all or substantially all the Company’s assets at a Company’s pre-money valuation of less than $100,000,000; (iv) declaration or payment of any dividend or other distribution of cash, shares, or other assets; (v) interested party transactions (subject to the provisions of the Law, the compensation of the Founder and Prof. Zvi Bentwich shall be determined by a compensation committee appointed by the Board from time to time, in view of the Company’s status and market conditions and shall also determine the compensation for the Founder and Prof. Zvi Bentwich in any of the Company’s subsidiaries (to the extent the Company will have any subsidiaries). Such a committee shall include a Board member appointed by Preferred Shareholders); (vi) making any guarantee not in the ordinary course of Business; (vii) mortgage, pledge or creating a security interest (“Pledge”) on: (1) the Company’s intellectual property; or (2) any of the other assets of the Company - if the Pledge is not in the ordinary course of business; (viii) appointment and removal of the CEO; (ix) creating a fundamental change in the nature of the Company’s business; and (x) filing for bankruptcy.

(b)
All the covenants specified in this Article 14 shall apply to any action taken by the Company or anyone on its behalf, as a shareholder or a director in any subsidiary of the Company (to the extent the Company will have a subsidiary), as if such covenants were specifically included in the articles of associations of any such subsidiary.

SHARES AND OTHER SECURITIES OF THE COMPANY

15.	Subject to the provisions of Article 14 above:

(a)
The shares and securities of the Company shall be under the supervision of the Board of Directors. The Board of Directors shall have the power, to allot, issue or otherwise dispose of shares to such persons, at such times, on such terms and conditions, and either at par, at a premium, for cash or other consideration, in whole or in part, or with payment of commission, with such preferred or deferred rights, restrictions or conditions, all as the Board shall deem fit from time to time, provided that such shares do not exceed the authorized share capital of the Company. The Board of Directors shall also have the power to give any person the option to acquire from the Company any shares, either at par or less than par, at a premium, for cash or other consideration, in whole or in part, at a discount or with payment of commission, all as the Board shall deem fit from time to time.

(b)	The Board of Directors may resolve to issue one or more series of debentures.

(c)	The Company may issue redeemable shares and redeem the same.

CALL FOR PAYMENT

16.
The Board of Directors may, from time to time, make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

17.
Notice of any call shall be given in writing to the Shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

18.
If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

19.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

20.
Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

21.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

FORFEITURE OF SHARES

22.
If any Shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in these Articles of Association, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount or any portion thereof remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including without limitation, attorney’s fees and costs of legal proceedings, shall be added to, and shall for all purposes (including the accrual of interest thereon) constitute a part of the amount payable to the Company in respect of such call.

23.
Upon the adoption of a resolution as to the forfeiture of a Shareholder’s shares, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than 14 days after the date such notice is given and which may be extended by the Board), such shares shall ipso facto be forfeited.

24.
Without derogating from any of the provisions of these Articles of Association, whenever shares are forfeited as herein provided, all dividends and other privileges, if any, theretofore declared in respect thereof and not actually paid or granted, shall be deemed to have been forfeited at the same time.

25.
Any share forfeited, as provided herein, shall be transferred to the Company, and the same, subject to the provisions of these Articles of Association, may be cancelled, sold, re-allocated or otherwise disposed of as the Board of Directors deems to be appropriate. From the date of forfeiture until the date such forfeited shares are sold, re-allocated or otherwise disposed of, such forfeited shares shall be deemed “Dormant Shares” as defined in Section 308 of the Companies Law.

26.
Any Shareholder whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall nonetheless and as liquidated damages be liable to pay, and shall promptly pay, to the Company all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture, together with interest thereon from the time of forfeiture until actual payment at the rate prescribed in this Article 26, and the Board, in its discretion, may enforce the payment of such moneys or any part thereof. In the event of such forfeiture, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by such Shareholder (but not yet due) in respect of all shares owned by him, solely or jointly with others.

27.
The Board of Directors may, at any time, before any share so forfeited shall have been sold, re-allocated or otherwise disposed of, nullify the forfeiture on such conditions as it deems fit, but no such nullification shall stop the Board from re-exercising its powers of forfeiture pursuant to these Articles of Association.

28.
If pursuant to the terms of allotment or issuance of a share, or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with this chapter, and the provisions of these Articles of Association with regard to calls (and the non-payment thereof) shall be applicable to such amount (and the non-payment thereof).

29.
In the event that a share has been forfeited in accordance with these Articles of Association, a notice of the forfeiture shall immediately be sent to the holder of the share or to the person who purchased a right in the same, as the case may be, and the matter of the sending of the notice and the forfeiture, as well as the date thereof shall be registered in the Register of Shareholders; nevertheless, the provisions of this Article are guiding provisions only and the forfeiture shall not be invalid because of the failure to give notice or make the appropriate registration in the Register of Shareholders, as said.

30.
A deposition in writing by one of the Directors of the Company stating that the shares in the Company have been duly forfeited in accordance with these Articles of Association and designating the date of forfeiture shall be conclusive evidence of the facts therein stated as against all persons claiming a right, which contradicts the forfeiture. Such deposition coupled with the receipt of the Company with regard to the consideration given for the share at the time of the sale or disposition thereof, and the share certificate given to the person who purchased or received the share by way of transfer, shall constitute a good title to the share, and such person shall be registered as the holder of the share and be exempt from making the calls made before the same sale or transfer, and he shall not be bound to see to the application of the money nor shall his title to the share be affected by any act or omission or defect in the manner of its forfeiture, sale, re-allocation or transfer.

31.
Nothing in these Articles of Association regarding forfeiture, lien and mortgage of shares shall derogate from any remedy given to the Company against a Shareholder or any other person in accordance with the Contracts Law (Remedies for the Breach of Agreement) 5731 - 1971 and/or in accordance with any other Law.

PLEDGE OF SHARES

32.
Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and obligations to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or obligation has matured. Such lien shall extend to all dividends or other moneys payable or property distributable from time to time in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.

33.
The Board of Directors may cause the Company to sell a share subject to such lien when the debt, liability or obligation giving rise to such lien has matured, in such manner as the Board deems fit, but no such sale shall be made unless such debt, liability or obligation has not been satisfied within 7 days after written notice of the intention to sell shall have been served on such Shareholder, his executors, administrators or assigns.

34.
The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or obligations of such Shareholder in respect of such share (whether or not the same have matured), and any residue shall be paid to the Shareholder, his executors, administrators or assigns.

35.
Upon any sale of a share after forfeiture or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings or to the application of the proceeds of such sale, and after his name has been entered in the Register of Shareholder in respect of such share, the validity of the sale shall not be disputed by any person.

CONVERSION AND ANTI-DILUTION

36.
Each Preferred Share will be convertible into a number of Ordinary Shares of the Company at the then applicable Conversion Rate (as defined below) at the option of the holder thereof. Preferred Shares will automatically convert into a number of Ordinary Shares equal to the number of Preferred Shares multiplied by the then applicable Conversion Rate of such respective Preferred Shares provided that either (A) with respect to all Preferred Shares, the Company has consummated a Qualified IPO; or (B) with respect to each class of Preferred Shares, the holders of a majority of such class of Preferred Shares consent to such conversion by written consent or vote. The “Conversion Rate” of the Preferred A Shares - effective upon the Preferred A Closing, of the Preferred B Shares - effective upon the Preferred B Closing, and of the Preferred C Shares - effective upon the Preferred C Closing, shall be equal to one (1), such that the Preferred Shares shall originally convert into Ordinary Shares on a one-to-one basis.

37.
The Conversion Rate of the Preferred Shares will be appropriately adjusted to the extent necessary for the holders thereof to maintain its proportionate equity interest in the Company in the event that, following the Preferred A Closing (with respect to the Preferred A Shares) or the Preferred B Closing (with respect to the Preferred B Shares) or the Preferred C Closing (with respect to the Preferred C Shares), the Company effects a share dividend, share combination or share split or otherwise reclassifies the outstanding Ordinary Shares into a greater or lesser number of shares.

38.	The holders of Preferred Shares shall be entitled to anti dilution protection in accordance with the following provisions:

(a)
Upon each issuance by the Company, at any time following the Preferred A Closing and prior to a Qualified IPO, of any Additional Shares at a price per share lower than the price per share for which a Preferred A Share was issued and purchased at the Preferred A Closing, as adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares (the “Preferred A Price Per Share”) (such offering defined in this Article 38(a) as a “Low Price Offering”), the Conversion Rate of such share shall be adjusted and be equal to: (i) the Preferred A Price Per Share divided by (ii) the Preferred A Conversion Price. The “Preferred A Conversion Price” shall equal at the time of such Low Price Offering the quotient of (A) the sum of (x) the outstanding number of Ordinary Shares immediately prior to the Low Price Offering multiplied by the current Preferred A Conversion Price (which shall be the Preferred A Price Per Share unless the Preferred A Conversion Price shall have been previously determined by this Article), plus (y) the number of Ordinary Shares issuable upon exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering (including the Preferred Shares) multiplied by the current Preferred A Conversion Price (which shall be the Preferred A Price Per Share unless the Preferred A Conversion Price shall have been previously determined by this section) plus (z) the total consideration to be received for the Additional Shares, divided by (B) the sum of (x) the number of outstanding Ordinary Shares immediately prior to the Low Price Offering, plus (y) the number of Ordinary Shares issuable on exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering (including the Preferred Shares) plus (z) the Additional Shares. Thus, the Preferred A Conversion Price at the time of such Low Price Offering shall equal to:

(A*N)+(B*N)+Z A+B+C

where “A” equals the number of Ordinary Shares outstanding immediately prior to the Low Price Offering, “N” equals the then-current Preferred A Conversion Price, “B” equals the number of Ordinary Shares issuable on exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering, “Z” equals the total consideration to be received for the Additional Shares, and “C” equals the number of Additional Shares. In addition, the Preferred A Conversion Price shall be adjusted in the circumstances and in the manner set out in Exhibit A to these Articles.

(b)
Upon each issuance by the Company, at any time following the Preferred B Closing and prior to a Qualified IPO, of any Additional Shares at a price per share lower than the price per share for which a Preferred B Share was issued and purchased at the Preferred B Closing (including through the conversion of debt into shares), as adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares (the “Preferred B Price Per Share”) (such offering defined in this Article 38(b) as a “Low Price Offering”), the Conversion Rate of such shares shall be adjusted and be equal to: (i) the Preferred B Price Per Share divided by (ii) the Preferred B Conversion Price. The “Preferred B Conversion Price” shall equal at the time of such Low Price Offering the quotient of (A) the sum of (x) the outstanding number of Ordinary Shares immediately prior to the Low Price Offering multiplied by the current Preferred B Conversion Price (which shall be the Preferred B Price Per Share unless the Preferred B Conversion Price shall have been previously determined by this Article), plus (y) the number of Ordinary Shares issuable upon exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering (including the Preferred Shares) multiplied by the current Preferred B Conversion Price (which shall be the Preferred B Price Per Share unless the Preferred B Conversion Price shall have been previously determined by this section) plus (z) the total consideration to be received for the Additional Shares, divided by (B) the sum of (x) the number of outstanding Ordinary Shares immediately prior to the Low Price Offering, plus (y) the number of Ordinary Shares issuable on exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering (including the Preferred Shares) plus (z) the Additional Shares. Thus, the Preferred B Conversion Price at the time of such Low Price Offering shall equal to:

(A*N)+(B*N)+Z A+B+C

where “A” equals the number of Ordinary Shares outstanding immediately prior to the Low Price Offering, “N” equals the then-current Preferred B Conversion Price, “B” equals the number of Ordinary Shares issuable on exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering, “Z” equals the total consideration to be received for the Additional Shares, and “C” equals the number of Additional Shares. In addition, the Preferred B Conversion Price shall be adjusted in the circumstances and in the manner set out in Exhibit A to these Articles.

(c)
Upon each issuance by the Company, at any time following the Preferred C Closing and prior to a Qualified IPO, of any Additional Shares at a price per share lower than the price per share for which a Preferred C Share was issued and purchased at the Preferred C Closing (including through the conversion of debt into shares), as adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares (the “Preferred C Price Per Share”) (such offering defined in this Article 38(c) as a “Low Price Offering”), the Conversion Rate of such share shall be adjusted and be equal to: (i) the Preferred C Price Per Share divided by (ii) the Preferred C Conversion Price. The “Preferred C Conversion Price” shall equal at the time of such Low Price Offering the quotient of (A) the sum of (x) the outstanding number of Ordinary Shares immediately prior to the Low Price Offering multiplied by the current Preferred C Conversion Price (which shall be the Preferred C Price Per Share unless the Preferred C Conversion Price shall have been previously determined by this Article), plus (y) the number of Ordinary Shares issuable upon exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering (including the Preferred Shares) multiplied by the current Preferred C Conversion Price (which shall be the Preferred C Price Per Share unless the Preferred C Conversion Price shall have been previously determined by this section) plus (z) the total consideration to be received for the Additional Shares, divided by (B) the sum of (x) the number of outstanding Ordinary Shares immediately prior to the Low Price Offering, plus (y) the number of Ordinary Shares issuable on exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering (including the Preferred Shares) plus (z) the Additional Shares. Thus, the Preferred C Conversion Price at the time of such Low Price Offering shall equal to:

(A*N)+(B*N)+Z A+B+C

where “A” equals the number of Ordinary Shares outstanding immediately prior to the Low Price Offering, “N” equals the then-current Preferred C Conversion Price, “B” equals the number of Ordinary Shares issuable on exercise, conversion or exchange of any securities of the Company outstanding immediately prior to the Low Price Offering, “Z” equals the total consideration to be received for the Additional Shares, and “C” equals the number of Additional Shares. In addition, the Preferred C Conversion Price shall be adjusted in the circumstances and in the manner set out in Exhibit A to these Articles.

(d)
No fractional shares will be issued in connection with any conversion of Preferred Shares, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the current market price of such shares as determined in good faith by the Board.

(e)
The consideration for the issuance of Additional Shares shall be deemed to be the amount of cash and the fair market value of any assets (including the value of freely transferable securities traded on a recognized stock exchange or stock quotation system) received therefor.

(f)
In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares, or upon the exchange or conversion of such security, shall be deemed to have been issued at the time of the issuance of such options, rights or securities, at a consideration equal to the consideration, received by the Company upon the issuance of such options, rights or securities plus any additional consideration payable to the Company pursuant to the term of such options, rights or securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby.

(g)
For the purposes of this Section 38, the consideration for any Additional Shares shall be taken into account, at the U.S. Dollar equivalent thereof, on the day such Additional Shares are issued or deemed to be issued pursuant to Section 41.

(h)
“Additional Shares” shall mean any share of the Company’s share capital issued, or deemed to have been issued pursuant to Section 38(f), by the Company other than: (i) Ordinary Shares issued upon conversion of Preferred Shares, (ii) Ordinary Shares issued as a dividend or distribution on Preferred Shares or Ordinary Shares, (iii) pursuant to rights outstanding as of the date of the Preferred C Closing, including any shares issued upon conversion pursuant to the Convertible Bridge Loan Agreement, dated July 15, 2005, (iv) to employees, consultants or directors pursuant to a share option plan approved by the Board, (v) to a Strategic Investor (as defined below), provided that the primary purpose of the transaction is not an equity financing and the Board deems the fair market value of the aggregate consideration received to justify the issuance. “Strategic Investor” - means: (i) an investor, being a multinational company with turnover of at least US $ 100,000,000, which shall enter into a transaction with the Company in accordance to which it shall invest in the share capital of the Company and in addition shall enter with the Company into a technological and/or business arrangement which is beneficial to the Company; or (ii) an investor unanimously defined by the Board as a Strategic Investor. (Collectively, including all issuances or deemed issuances (as described in Article (d) above) described in these Sub-Articles (i) through (v), the “Excluded Issuances”).

RIGHT OF PRE-EMPTION

39.
The Qualified Holders (collectively, the “Offerees”) shall have pre-emptive rights to purchase, pro-rata, all (or any part) of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. The pro rata share of the Offerees shall be the ratio of (i) the number of Company's Ordinary Shares (on an as-converted basis) held by each of them, as applicable, as of the date of the Rights Notice (as defined in Sub-Article (b) below), to (ii) the sum of the total number of Ordinary Shares (on an as-converted basis) outstanding as of such date. This pre-emptive right shall be subject to the following provisions:

(a)
"New Securities" shall mean any Ordinary Shares or preferred shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase Ordinary Shares or preferred shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or preferred shares; provided, however, that "New Securities" shall not include Excluded Issuances.

(b)
If the Company proposes to issue New Securities, it shall give the Offerees written notice (the "Rights Notice") of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue the New Securities, and the number of shares that each Offeree has the right to purchase under this Article 39. Each of the Offerees shall have twenty-one (21) days from delivery of the Rights Notice to agree to purchase (i) all or any part of its pro-rata share of such New Securities and (ii) all or any part of the pro-rata share of such New Securities of any other Offeree entitled to the rights contained in this Sub-Article (b) to the extent that such other Offeree does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased.

(c)
If the Offerees fail to purchase all of the New Securities pursuant to the exercise of their pre-emptive rights within the period specified in Sub-Article (b), the Company shall have one hundred and eighty (180) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold the New Securities within said one hundred and eighty (180) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Offerees in the manner provided above.

(d)
The pre-emptive rights granted under this Article 39: (i) shall terminate upon an IPO and shall not apply to any New Securities that the Company may proposes to sell and issue in the IPO; and (ii) shall not apply to the issuance by the Company of up to 6,800,000 Preferred C Shares and warrants to purchase up to 200,000 Preferred C Shares issued as finder fees in respect issuance of Preferred C Shares of the Company on or prior to May 31, 2006, which shares may be issued by the Company without providing pre-emptive rights to any party.

TRANSFER OF SHARES

40.
A transfer or pledge of shares in the Company may not be effected without the approval of the Board, which shall not be unreasonably withheld. The Board shall be entitled, at its conclusive and exclusive discretion, to refuse any transfer or pledge of shares in the Company performed in contrary to the provisions of this chapter.

41.
No transfer of shares shall be registered, unless the Company was provided with an appropriate deed of transfer, coupled with the certificate of the issued shares to be transferred (if such are issued), and such other evidence (if any) as the Board of Directors may require to prove the title of the transferor. The transferor and the transferee shall sign the deed of transfer, and the transferor shall be deemed to remain the holder of the share until the name of the transferee has been entered in the Register of Shareholders in respect thereof.

42.	The deed of transfer shall be drafted as set forth below or in the ordinary or conventional fashion confirmed by the Board of Directors:

I _______________ of _______________ in consideration of the sum of ____________ paid to me by ___________ of ____________ (hereinafter - “the Transferee”), do hereby transfer to the said Transferee [number], [value and class], numbered _______ to __________, inclusive, in the Company named ___________ Ltd. to hold unto the said Transferee, his executors, custodians, and assigns, subject to the several conditions on which I held the same at the time of the execution thereof; and I, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

As witness our hands the _______ day of ______ month of _______ year of

_________________________        ________________

the Transferor    the Transferee

______________________  __________________________

witness to the signature of  witness to the signature of

the Transferor    the Transferee

43.
The transfer of shares which are not fully paid, or shares on which the Company has a lien or pledge, shall have no validity unless approved by the Board of Directors, which may, in its absolute discretion and without giving any reasoning thereto, decline the registration of such transfer. The Board of Directors may deny a transfer of shares as aforesaid and may also impose a condition thereto. The condition shall be in the form of an undertaking by the transferee to meet with the obligations of the transferor with respect to the shares or the obligations for which the Company has a lien or pledge regarding the shares. The aforesaid undertaking shall be signed by the transferee together with the signature of a witness, authenticating the signature of the transferee.

44.	A share shall not be transferred to a minor, or a person who has become bankrupt or is legally incapacitated, unless the unanimous consent of the Directors has been given to that effect.

45.	The transfer of a fraction of a share shall not be valid.

46.
The Company may collect fees for the handling of the transfer of shares, in an amount to be determined by the Board of Directors, from time to time. The Company may stipulate that the registration of the transfer shall be executed after the payment of the amount as above mentioned, by the transferor and/or the transferee, according to the discretion of the Board of Directors.

47.
In the event of a death of a Shareholder, the surviving holders in the share (in the event that the deceased held such share jointly with others) or the custodians, administrators of the estate, or heirs of the deceased (in the event that the Shareholder held the share by himself, or remained alone from among the joint holders of the share), shall be deemed as the owners of the shares of the deceased, provided, however, that the estate of a joint holder in a share shall not be exempt the from any liability whatsoever with regard to the share jointly held by him.

48.	A person acquiring a right in shares by reason of the death or bankruptcy of a Shareholder shall be entitled, after furnishing evidence showing eligibility as the Board of Directors may request:

(a)	to be registered, with the consent of the Board of Directors, as the Shareholder or to transfer the share, subject to the provisions of these Articles of Association and the Companies Law;

(b)	to receive the same dividends and to give receipts for the dividends and other payments that are paid with respect to the share;

provided, however, that such person shall not be entitled to receive notices with respect to meetings of the Company or to participate or vote in such meetings, or otherwise exercise any other right of a Shareholder with respect to the same share before being registered in the Register of Shareholders as the holder of such share.

49.
The Board of Directors may close the Register of Shareholders during the period which shall be determined by the Board of Directors, from time to time (and in the absence of the said determination then for fourteen days) immediately preceding the annual General Meeting of the Company, and provided that the Register of Shareholders shall not be closed for more than thirty days in each year.

50.
Right of First Refusal. In the event that any of the Shareholders (in this Article, a “Selling Shareholder”) proposes to transfer all or any of such Selling Shareholder’s shares (in this Article, the “Offered Shares”), such Selling Shareholder shall first offer such Offered Shares to each of the Qualified Holders (other than the Selling Shareholder, in this Article, “Other Shareholders”) by delivering a written notice to each thereof of such proposal (in this Article, the “Offer”). The Offer shall state the identity of the Selling Shareholder, the identity of the proposed transferee(s) and the proposed terms of sale of the Offered Shares. Each of the Other Shareholders may accept the Offer in respect of all of the Offered Shares by giving such Selling Shareholder notice to that effect within thirty (30) days after receiving the Offer. In the event that more than one Other Shareholder accepts the Offer, then all of the Other Shareholders who accepted the Offer shall acquire the Offered Shares, on the terms set forth in the Offer, and on a pro-rata basis among them (determined for each of them as the product of the (i) number of Offered Shares multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such holder (on an as-converted basis) and the denominator of which is the aggregate number of all Ordinary Shares held by all the Other Shareholders (on an as-converted basis) who have accepted the Offer). In the event that none of the Other Shareholders accepts the Offer, then the Selling Shareholder shall, at the expiration of the aforementioned thirty (30) day period, be entitled to transfer all of the Offered Shares to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the Selling Shareholder transfer any of the Offered Shares to any transferee other than the Other Shareholders or such proposed transferee(s) or transfer the same on terms more favorable to the transferee(s) than those stated in the Offer, and provided further that any of the Offered Shares not transferred within one hundred and twenty (120) days after the expiration of such thirty (30) day period shall again be subject to the provisions of this Article 50. In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred. The first refusal rights granted under this Article 50 shall terminate upon an IPO and shall not apply to the sale of shares by shareholders in conjunction with the IPO, if any.

51.
Co-Sale Rights. Should any of the Founding Shareholders (in this Article, the “Transferor Shareholder”) receive one or more bona fide offers that the Transferor Shareholders intends to accept (in this Article, a “Purchase Offer”), from any person or entity (in this Article, the “Third Party”), to purchase from such Transferor Shareholder in one or in a number of transactions any of his shares in the Company constituting, for all Founding Shareholders, the lowest of: (i) either an aggregated of 3% or more of the outstanding share capital of the Company; or (ii) equal to an aggregated amount of US$ 3,000,000 (the actual amount of shares offered to be purchased: the “Co-Sale Shares”), the Qualified Holders shall have the right to participate in the Transferor Shareholder’s sale of shares on a pro rata basis, in accordance with this Article 51, pursuant to the specified terms and conditions of such Purchase Offer. Upon receipt of a Purchase Offer, the Transferor Shareholder shall promptly notify the Qualified Holders in writing of the name and address of the Third Party and the terms and conditions of such Purchase Offer (a “Co-Sale Notice”). Each of the Qualified Holders shall be entitled, upon written notice to such Transferor Shareholder (in this Article, a “Participation Notice”) within thirty (30) days after receipt of the Co-Sale Notice, to sell to the Third Party up to that number of shares in the Company owned by such Qualified Holders (in this Article, the “Equity Shares”) determined by multiplying (i) the total number of Co-Sale Shares by (ii) a fraction, the numerator of which is the number of Ordinary Shares owned by such Qualified Holder (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares owned by the Transferor Shareholder plus the number of Ordinary Shares held by all Qualified Holders (on an as-converted basis). Such Participation Notice shall indicate, subject to the terms of this Article 51, the number of Equity Shares that the Qualified Holders, as applicable, intend to transfer to the Third Party. At the closing of the sale of shares to the Third Party, the Transferor Shareholder shall transfer its shares to the Third Party only if the Third Party concurrently therewith purchases, on the same terms and conditions specified in the Co-Sale Notice, all of the Equity Shares as to which a Participation Notice has been delivered. A Qualified Holder exercising its right of first refusal (as set forth in Article 50 above) with respect to a specific sale transaction shall not be entitled to exercise its co-sale right (set forth in this Article 51) with respect to such transaction. The co-sale rights granted under this Article 51 shall terminate upon an IPO and shall not apply to the sale of shares by shareholders in conjunction with the IPO, if any.

52.
Permitted Transferees. Notwithstanding anything in Articles 50 and 51 to the contrary, the foregoing first refusal and co-sale rights shall not apply to the transfer of shares by a Shareholder to a Permitted Transferee (as defined below). In these Articles of Association, “Permitted Transferee” means with respect to any Shareholder: (i) a transferee by operation of law; (ii) any trust created and maintained solely for the benefit of such Shareholder; (iii) a company or partnership under such Shareholder’s full control (and as long as it is under such control), or under common full control with such Shareholder (and as long as it is under such control), or fully controlling such Shareholder (and as long as it is so controlling); (iv) spouse, parents, brothers and sisters, children and children’s children of such Shareholder; (v) in respect of each holder of Preferred Shares - its affiliate, shareholder, member or partner (including limited partner); (vi) with respect to Kadima Hi Tech Ltd. (“Kadima”), a transfer from Kadima to any party for whom Kadima holds shares as a trustee; and (vii) with respect to Rosenram Trust Co. Ltd. ("Rosenram"), a transfer from Rosenram to any party for which Rosenram holds shares as a nominee.

The term “control” in this Article shall have the same meaning as it has in the Securities Law, 5748 - 1988.

53.
No Sale by Founders. Without derogating from any provision of these Articles, at any time prior to the earlier of a Qualified IPO, or two (2) years subsequent to the Preferred B Closing, each of the Founding Shareholders shall not sell, directly or indirectly, more than 10% of their respective shares in the Company.

54.
Bring Along. Prior to an IPO and subject to the provisions of Article 14, in the event that shareholders holding more than 75% of the outstanding shares of the Company (on an as-converted-basis) accept a detailed offer to sell all of their shares to a third party, and such sale is conditioned upon the sale of all remaining shares of the Company to such third party, all other shareholders shall be required to approve such sale and sell their shares in such transaction, under the same terms and conditions. The consideration for the sale shall be distributed among the Shareholders in accordance with the provisions of Articles 159 through 162 below. The terms and conditions of the purchase of the shares and the consideration for each share offered and paid to the Shareholders of the Company in the Offer shall be deemed to be equal for purposes of this Article 54 and of Section 341 of the Law if the consideration for the shares is distributed pursuant to Articles 159 through 162 below.

JOINT HOLDERS OF A SHARE

55.	In the event that two or more persons are registered as the joint holders of a share:

(a)
The Company is entitled to send all notices that have to be sent according to the Companies Law and these Articles of Association only to one of the joint holders whose name is registered first in the Register of Shareholders, and the notice shall be deemed to have been sent to all of the holders.

(b)	Any of the joint holders may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

(c)
The joint holders shall be liable toward the Company, jointly and severely, with regard to all of their debts as owners of shares of the Company, including but without derogating from the generality of the aforesaid, with regard to the requirement for payment for the shares held by them.

(d)
The Company shall not be liable to issue more than one certificate to all of the joint holders together, and the delivery of such certificate to one of the joint holders shall constitute delivery to all of them.

(e)
When voting in the General Meeting, only the vote of one of the joint holders, whose name is registered first in the Register of Shareholders from among the joint holders, either in person or by means of a proxy, shall be accepted, without considering the remainder of the joint holders in the share.

ALTERATION OF CAPITAL

56.	Subject to the provisions of Article 14, the Company shall be entitled, at all times, by an Ordinary Resolution -

(a)	to consolidate and divide, all or any part of its issued or unissued share capital into shares of a per share nominal value that is greater than the per share nominal value of its existing shares;

(b)
to subdivide its shares (issued or unissued) or any of them into shares of lesser nominal value than is fixed by these Articles of Association; and in relation to shares created as the result of the subdivision - it shall be permitted in accordance with the resolution regarding the subdivision, to give to one share or more from among them a priority or advantage with respect to dividends, capital, voting, or otherwise over the remaining shares or other shares;

(c)
to cancel any shares that have not been issued or subscribed for, and decrease the amount of its authorized share capital by the amount of the shares so canceled, subject to any commitment (including a conditional commitment) given by the Company in respect of such shares;

(d)	to reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

57.
Subject to the provisions of Article 14 above, and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by Ordinary Resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such Resolution.

58.
If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles of Association, may be modified or abrogated by the Company, by Ordinary Resolution, subject to the consent in writing of the holders of the majority of the issued shares of such class or the sanction of a Ordinary Resolution passed at a separate General Meeting of the holders of the shares of such class. Notwithstanding the above, but subject to the provisions of Article 14 above, the authorization of a new class of shares having rights, preferences or privileges senior to or on par with the Preferred A Shares and issuance of shares of such new class of shares shall not be shall not be deemed, for purposes of this Article 58, to modify or abrogate the rights attached to previously issued shares of such class or of any other class and shall not be subject to the approval of a separate class vote or consent of the holders of the shares of any particular class.

INCREASE OF CAPITAL

59.
Subject to provisions of Article 14 above, the Company may, from time to time, by an Ordinary Resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares issued have been called up for payment, increase its authorized share capital. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, with such rights and preferences and subject to such restrictions, as such Ordinary Resolution shall provide.

60.
Except to the extent otherwise provided in such Ordinary Resolution, any new shares included in the authorized share capital increased under Article 59, shall be subject to all the provisions of these Articles of Association applicable to shares included in the existing share capital, without regard to class (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions applicable to shares of such class included in the existing share capital).

GENERAL MEETINGS

61.	Subject to the provisions of these Articles of Association, the General Meeting shall have such powers and authorities as prescribed in the Companies Law.

62.	The General Meeting may assume for itself authorities that are given to other organs of the Company, in certain matters and for a certain period of time.

63.
The Company is entitled not to hold an annual General Meeting, unless the holding of the meeting is necessary in order to appoint an auditor of the Company, or upon the request of one of the Shareholders of the Company or the Directors.

64.	(a)	The Board of Directors of the Company shall call for a General Meeting, at its discretion, and upon the demand of one of the following:

(i)	a Director;

(ii)
one or more Shareholders holding not less than ten percent (10%) of the issued share capital and not less than one percent (1%) of the voting rights in the Company; or one or more Shareholders holding not less than ten percent (10%) of the voting rights in the Company; or

(iii)	as required by Law.

(b)
Any such demand must state the object of the meeting and be signed by those demanding it (in this Article, the “Applicants”) and filed at the Office. The demand may consist of several documents in like form, each signed by one or more Applicants. In the event that the Board of Directors shall not have convened a General Meeting, as required in this Article, the Applicants, or in the case of Shareholders - any part of them, representing more than one half (1/2) of the their total voting rights, may themselves convene a meeting, so long as it is convened within three months from the date on which the demand was filed, and it shall be convened inasmuch as possible, in the same manner by which meetings are convened by the Board of Directors. In the event that a General Meeting is convened as aforesaid, the Company shall bear the reasonable costs and expenses incurred by the Applicants.

65.
A notice of the General Meeting shall be served, no less than seven days and no more than thirty days prior to the date of the meeting. The notice shall specify the location, date and hour on which the meeting shall be convened and the agenda and a reasonable description of the issues to be raised at the meeting. The notice shall be served on the Shareholders who are eligible, in accordance with these Articles of Association to receive notices from the Company.

PROCEEDINGS AT GENERAL MEETINGS

66.
The agenda of the General Meeting shall be determined by the Board of Directors and shall also include issues for which a demand to convene a General Meeting was filed, or issues demanded by one or more Shareholders holding at least one percent of the voting rights in the Company, provided that the issues are of such nature that may be dealt with in the General Meeting. The General Meeting shall only adopt resolutions on issues, which are on its agenda.

67.
No discussion shall be held in the General Meeting unless a lawful quorum is present. Any two Shareholders, present by themselves or by means of a proxy, and holding or representing at least 33 1/3% of the voting rights in the Company shall constitute a legal quorum.

68.
If within half an hour from the time set for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or at an alternative date specified (if, at all) in the notice to the meeting. If at the adjourned meeting a quorum is not present within half an hour from the time set for the meeting, the Shareholders present shall constitute a quorum. However, if the meeting was convened according to the demand of the Shareholders, as specified in Article 64(a)(ii) above, the adjourned meeting shall convene only if at least the required number of Shareholders for convening a meeting, as specified in the above Article 64(a)(ii) - are present.

69.	In every General Meeting, a chairman for the same General Meeting shall be elected at the beginning of the meeting.

70.
The chairman may, with the consent of any meeting at which a legal quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall resolve. In the event that a meeting is adjourned for fourteen (14) days or more, a notice of the adjourned meeting shall be given as in the case of an original meeting. Save for the aforesaid, a Shareholder shall not be entitled to receive any notice of an adjourned meeting or of the issues to be discussed at such adjourned meeting. At the adjourned meeting only issues, which may have been discussed at the meeting in which it was resolved to adjourn the meeting, may be discussed.

71.
Notwithstanding the aforesaid in this chapter, and without derogating from any other means of convening a General Meeting which shall be permitted, from time to time, pursuant to the Law, the Company shall be entitled to convene a General Meeting by utilizing any means of media, so that all of the Shareholders who are participating, can hear each other simultaneously. In addition, the Company shall be entitled to agree, from time to time, on the convening of a General Meeting in any other fashion, and all provided that all of the Shareholders entitled to participate at the meeting have consented thereto.

72.	The provisions of Articles 66 and 71 of these Articles of Association shall not apply to the Company if and when it shall have one Shareholder.

VOTING OF THE SHAREHOLDERS

73.	Except as provided by the provisions of this Article or by Law, the Preferred Shares shall vote with the Ordinary Shares on as-converted basis.

74.
The voting shall be made personally or by means of a proxy. A proxy does not have to be a Shareholder in the Company. A proposed resolution shall be adopted by an Ordinary Resolution, or any other majority of votes set by Law or these Articles of Association. In the event of a tie vote, the chairman of the meeting shall not be entitled to a second or casting vote and the resolution shall be deemed rejected.

75.
At any General Meeting a resolution put to the vote shall be decided on a show of hands. A declaration by the chairman that the resolution has been adopted, or adopted unanimously, or by a particular majority - shall be final and absolute, and this fact and a note recorded in the book of proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or portion of the votes recorded in favor of, or against, such resolution.

76.
A written resolution (including in any other media, provided that a resolution was obtained at the General Meeting of the Company approving in advance the adoption of resolutions, in general or in certain matters, in another medium) signed by all of the Shareholders of the Company entitled to participate in the General Meetings of the Company and vote therein, shall be regarded as a valid resolution for all purposes, and as a resolution adopted at a General Meeting of the Company, which was duly convened and held, for the purpose of adopting such a resolution. Such a resolution may be stated in several copies of the same document, each of them signed by one Shareholder or by several Shareholders.

77.
In the event that a Shareholder is legally incapacitated, he shall be entitled to vote by means of a trustee or a legal custodian. Such trustee or legal custodian may vote in person, or by means of proxy.

78.
A corporation, which is a Shareholder in the Company, is entitled to authorize a person by a resolution of its Board of Directors or any of its other managing organs as it deems fit, to act as its representative in any meeting of the Company. A person who has been so authorized shall be entitled to exercise on behalf of the corporation, represented by him, the same powers that the corporation itself could have used had it been a flesh and blood Shareholder in the Company.

79.
The letter of appointment of a proxy shall be in writing and duly signed by the appointing party or his legal representative who has been appointed in writing for that purpose or, if the appointing party is a corporation, then the document authorizing the proxy has to bear the confirmation of an attorney or accountant verifying the validity of the signature and the fact that the same legally binds the appointing corporation.

80.
A vote given in accordance with the terms of the letter of appointment of a proxy shall be legal even in the event that the appointing party died or was declared to be legally incapacitated or cancelled the letter of appointment or transferred the share with regard to which he gave the letter of appointment, unless a written notice of the appointing Shareholder’s death or incapacitation, or of the said cancellation or transfer, was received in the Office prior to the meeting.

81.
The letter of appointment of a proxy and the power of attorney or other certificate (provided that there are such certificates) or a copy thereof authenticated by an attorney shall be deposited at the Office or at another place or places in the state of Israel or outside thereof - as the Board of Directors shall determine from time to time in general, or with regard to a certain case, at least 24 hours before the time scheduled for the meeting or the adjourned meeting in which the person designated in the said document intends to vote. In the event that the said deposit was not duly executed then the person designated in the document shall not be entitled to vote by virtue thereof.

82.	A document appointing a proxy shall not be valid for longer than twelve months from the date of its signature, unless a longer period is explicitly specified therein.

83.	A letter of appointment of a proxy (either for a certain meeting or otherwise) may be in the following form or in any other form which shall be determined by the Board of Directors: -

“I, the undersigned _______________ being a Shareholder in the _____________ Company and entitled to ________ votes, hereby appoint ______________ of _____________or in his stead __________________ of _______________ as my proxy to vote for me and on my behalf at the (Annual or Special as the case may be) General Meeting of the Company to be held on the ___ day of _________ , and at any adjournment thereof.

And in witness thereof signed this ____ day of _________month of __________ year of ______.

84.	The provisions of these Articles of Association with respect to General Meetings shall apply, mutatis mutandis, to meetings of a class of Shareholders of the Company.

BOARD OF DIRECTORS

85.	The Company’s Board of Directors shall be comprised of up to six (6) directors, which shall be elected as follows:

(i)
The Founder shall be entitled to appoint two (2) members, as long as the Founding Shareholders hold in the aggregate at least 20% of the Company’s issued and outstanding share capital; and one director as long the Founding Shareholders aggregately hold at least 3% of the Company’s issued and outstanding share capital;

(ii)
The holders of the majority of the Preferred A Shares shall be entitled to appoint one (1) member, as long as the Preferred A Shares constitute at least 8% of the Company’s issued and outstanding share capital;

(iii)
The holders of the majority of the Preferred B Shares shall be entitled to appoint one (1) member, as long as the Preferred B Shares constitute at least 8% of the Company’s issued and outstanding share capital

(iv)
The holders of the majority of the Preferred C Shares shall be entitled to appoint one (1) member, as long as the Preferred C Shares constitute at least 8% of the Company’s issued and outstanding share capital; and

(v)
The members of the Board of directors shall be entitled to appoint and dismiss, by a majority vote (without taking into account in case of dismissal, the vote of the Sixth Member), an additional member to the Board of Directors, who shall be (i) an industry expert with experience relevant to the field of business of the Company, or (ii) a person who held a position of chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities for other public or private companies, or (iii) a person with comparable experience or background which results in the individual's financial sophistication (the "Sixth Member").

In the event that the shareholdings percentage of a group of shareholders that is entitled to appoint one or more director(s) hereunder falls below the threshold percentage that entitles such group to appoint a director, the director appointed by such group of shareholders (by virtue of such group holding more than the threshold percentage) shall resign his position. Otherwise, the Board of Directors shall call a shareholder meeting for re-appointment and removal of directors in accordance with the formula provided hereinabove.

85A
Additionally, (A) one representative on behalf of the holders of a majority of the Preferred A Shares; and (B) one representative on behalf of the holders of a majority of the Preferred B Shares; (C) one representative on behalf of the holders of a majority of the Preferred C; and (D) any additional persons as may be appointed by the Board of Directors from time to time shall be entitled to attend all meetings of the Board (and all committees thereof) in a nonvoting observer capacity (each, an “Observer”; collectively: the “Observers”), provided that such Observers shall sign a customary non-disclosure agreement. The Observers may participate in discussions of matters brought before the Board. The Company shall provide the Observers with copies of all notices, minutes, consents, and other documents or materials provided to the Board; provided, however, that the Company reserves the right to exclude the Observers from any meeting of the Board or portion thereof and not to disclose to them certain information to the extent that a majority of the Board determines that there is a conflict of interest, or where necessary to preserve attorney client privilege. The right of each of the groups shareholders described in (A), (B) and (C) to appoint an Observer shall expire once such group holds less than 3% (three percent) of the issued and outstanding share capital of the Company, on an as-converted basis.

86.
A corporation may serve as a Director in the Company. Such corporation shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either generally or for a certain meeting, or for a certain period of time and the said corporation may also dismiss that individual and appoint another in his stead.

87.
Except for the appointment and removal of the Sixth Member, the appointment, replacement or removal of a Director shall be effected by the delivery of a notice to the Company at its Office, signed by the holders of the shares entitled to effect such appointment or removal. Any appointment or removal shall become effective on the date fixed in the notice or upon the delivery of the notice to the Company, whichever is later. The Company may not amend this provision without the approval of holders of a majority of the Preferred Shares to such effect.

88.	The tenure of the original Directors of the Company shall be the same as that of the other Directors, and their tenure shall end pursuant to these Articles of Association.

89.	A member of the Board of Directors who ceased to serve in his position may be appointed anew.

90.	Without derogating from the aforesaid in these Articles of Association or in the provisions of the Law, the tenure of a Director shall expire upon the occurrence of any one of the following cases:

(a)
upon the death of the Director, or in the case where the Director is a corporation - upon granting of an order for the liquidation of the corporation or an adoption of a resolution authorizing the voluntary winding-up thereof;

(b)	in the event that he is declared by a competent court to be incapacitated - on the date of the declaration;

(c)	in the event that he becomes bankrupt - on the date of the declaration;

(d)	in the event that his appointment was limited to a defined period or was stipulated by conditions - at the expiration of the period so limited or upon the occurrence of the conditions so provided;

(e)	in the event that he resigned by delivering a written notice to that effect to the Company, to the Board of Directors or to the chairman of the Board of Directors;

(f)	in the event that he was removed or replaced in accordance with Article 85 and 87 above;

(g)	in the event that any one of the events set forth in the Law, with regard to the expiration of the tenure of a Director, has occurred.

91.
A Director shall not be disqualified by virtue of his position from holding another position; or from having relationship of profit with the Company or any other company in which the Company is a shareholder or has another benefit therein; or from contracting with the Company in an agreement, as seller, purchaser or in any other manner, and all subject to the provisions of these Articles of Association.

92.	(a)
The Directors shall not be entitled to any remuneration from the Company unless the Board of Directors shall so decide. Every Director shall be entitled to receive reimbursement for reasonable expenses for travel and hotel accommodations and other expenses connected with his participation in the Board of Directors meetings and the fulfilling of his duty as a member of the Board of Directors, and all as shall be decided by the Board of Directors. In the event that the member of the Board of Directors shall be requested, and shall be prepared, to render special services or make special efforts on behalf of the Company by traveling abroad or by residing there, or in any other manner, the Company shall pay his wages in the amount which shall be determined by the Board of Directors and such wages shall be added to the permanent wages (provided that there are permanent wages) or come in its stead, and all in accordance with the resolution of the Board of Directors.

(b)
In the event that the Board of Directors shall be prevented, in accordance with the provisions of the Law, from obtaining a resolution with respect to wages and/or reimbursement of expenses of the Directors as aforesaid, then a resolution shall be obtained by the organ, which is authorized by Law for such purpose.

POWERS AND DUTIES OF DIRECTORS

93.
The determination of the policy of the business of the Company and the supervision on the performance of the General Manager of the Company, shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not required by Law or these Articles to be done by the General Meeting. The authority conferred on the Board of Directors by this Article shall be subject to the provisions of these Articles of Association and any resolution consistent therewith adopted from time to time by the Company at a General Meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done pursuant to a decision of the Board of Directors that would have been valid if such regulation or resolution had not been adopted.

94.
The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

ALTERNATE DIRECTORS

95.
A Director may, by written notice to the Company given in the manner set forth in Article 96 below, appoint any individual as an alternate for himself (in these Articles referred to as an "Alternate Director"), remove such Alternate Director and appoint another Alternate Director in his place. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for all purposes, and for a period of time concurrent with the term of the appointing Director. The Alternate Director shall not be entitled to receive any wages or expenses from the Company, provided, however, that if the appointing Director has provided to the Company a written consent, the Alternate Director may receive instead of the appointing Director, wages or expenses to which the appointing Director would have been entitled during the period of substitution.

96.
Any notice to the Company pursuant to Article 95 shall be given in person or by mail to the attention of the Chairman of the Board of the Company at the Office of the Company or to such other person or place as the Board of Directors shall have determined for such purpose, and shall become effective on the date fixed therein, or upon the receipt thereof by the Company at the place specified above, whichever is later. An Alternate Director shall have all the rights and obligations of a director; provided, however, that an Alternate Director shall have no standing at any meeting of the Board or any Committee of the Board while the Director for whom such Alternate Director was appointed, is present.

ACTS OF THE DIRECTORS

97.
The Directors shall be entitled to convene and adjourn meetings and to regulate their activities and deliberations, at their discretion and in any manner that they deem fit, including as said in Sections 101 and 103(a) of the Law, and all subject to the provisions of these Articles of Association.

98.
The quorum at the meeting of the Board of Directors shall be three (3) members of the Board of Directors who are serving as Directors at such time. In the absence of a quorum the meeting shall be adjourned for two days and the quorum necessary to convene the adjourned meeting as said, shall be any number of Directors serving at such time.

99.
The Chairman of the Board of Directors shall be entitled to convene the Board of Directors at any time, and he shall be bound to do so at the request of one or more Directors of the Company, within seven (7) days following the date of such request.

100.
Notice of any such meeting may be given by telephone or by mail, e-mail, telex, telegram or facsimile or other form of electronic communication, at a reasonable time before the meeting and no less than 72 hours before the date that fixed for the meeting (taking into account the urgency of the meeting), unless all of the Directors agreed to a shorter notice. Despite anything to the contrary in these Articles of Association, failure to deliver notice to a Director of any such meeting may be waived by such Director, and a meeting shall be deemed to have been duly convened despite such defective notice if such failure or defect is waived prior to action being taken at such meeting by all Directors entitled to participate in such meeting to whom notice was not duly given.

101.	The agenda at a meeting of the Board of Directors shall be determined by the Chairman of the Board, and shall include the following issues:

(a)	Issues determined by the chairman of the Board of Directors.

(b)	Issues for which the meeting is convened pursuant to Article99 above.

(c)
Any issue requested by a Director, or by the General Manager according to Article 116 hereunder only, within a reasonable time and no less than 48 hours prior to the date of the meeting of the Board of Directors (taking into account the nature of the issue).

102.
Unless otherwise designated in these Articles of Association with regard to a certain Article, issues presented at the meeting of the Board of Directors shall be decided by a majority of the votes of the Directors present (or participating, in the case of a vote through a permitted means of communications) and voting. Every Director shall have only one vote.

103.
The Board of Directors, by majority vote, shall from time to time appoint one of its members to serve as the Chairman of the Board and may by a majority vote replace the Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at every meeting of the Board. If at any meeting, the Chairman is not present within 15 minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the Directors present shall choose someone of their number to be chairman of such meeting. The Chairman will not have any casting or additional vote by reason of his position as Chairman of the Board.

104.
Every meeting of the Board of Directors in which a quorum is present, shall have the authority to fulfill all of the powers given, at the same time, in accordance with the provisions of the Law and these Articles of Association, to the Board of Directors.

105.
All acts performed, bona fide, at any meeting of the Board, or of a Committee of the Board, or by any person(s) acting as Director(s), shall, even if it is subsequently discovered that there was a defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

106.
A resolution in writing signed by all the Directors then in office and lawfully entitled to vote thereon, and to which the majority of Directors (or any other special majority, to the extent otherwise provided in these Articles of Association) have given their written consent (by letter, e-mail, telegram, telex, facsimile or otherwise) shall be deemed to have been lawfully adopted by a meeting of the Board of Directors duly convened and held. Such a resolution may be adopted by signature of only a portion of the Directors, if all of the Directors who have not signed the resolution were not entitled to participate in the discussion and to vote on such resolution in accordance with the Law. Such resolution may consist of several counterparts (including in identical form, each signed by one or more Directors (and as the case may be, one or more committee members).

107.
A resolution approved by use of a mean of communication by the Board of Directors shall be deemed to be a resolution lawfully adopted at a meeting of the Board of Directors, provided that the Board of Directors has approved in advance the adoption of a resolution by specific means of communication.

108.
The Directors shall cause the drafting of appropriate minutes of all General Meetings of the Company, and meetings of the Board of Directors, and of the Committees of the Board (as defined in Article 109 below), in which they shall specify the members or Shareholders (as the case may be) present, the matters dealt with in the same meetings, and the resolutions adopted therein, and minutes of any meeting whatsoever, signed by the chairman of the meeting shall be conclusive evidence of all facts set forth therein, without the need of additional evidence.

COMMITTEES OF THE BOARD

109.
The Board of Directors may delegate any or all of its powers, to committees, each consisting of one or more persons who are directors, of which at least one shall be a Preferred Director, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (a “Committee of the Board”) shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board. The provisions of these Articles of Association regulating the meetings of the Board shall mutatis mutandis, govern the meetings and proceedings of any such Committee of the Board. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board, such Committee shall not be empowered to further delegate such powers.

110.
Subject to the powers that shall be delegated to Committees of the Board by the Board of Directors, any resolution obtained or act taken by the Committees of the Board of Directors, shall be deemed as a resolution obtained or an act taken by the Board of Directors.

111.
The Board of Directors may revoke any resolution of any Committee of the Board; provided, however, that any such revocation shall not derogate from the validity of any act relying upon, which the Company had transacted with a person that did not know of such revocation.

GENERAL MANAGER

112.
The Board of Directors may from time to time appoint one or more persons, whether or not directors, as General Manager(s) and may confer upon such person(s), and from time to time modify, or revoke such title(s) and such duties and authorities as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law and of any contract between any such person and the Company) fix his, her or their salaries and emoluments, remove or dismiss such persons from office and appoint another or others in his, her or their place.

113.
Unless otherwise determined by the Board of Directors, the General Manager shall have the authority with respect to the day-to-day management of the Company in the ordinary course of business, in the framework of, and subject to, the policy, guidelines and instructions of the Board of Directors from time to time.

114.
The General Manager shall have all the management and performance authorities that were not assigned in the Articles of Association or by the Companies Law, to another organ of the Company, and will be subject to the supervision of the Board of Directors.

115.
The General Manager may, with the consent of the Board of Directors, delegate certain of his or her duties to another person who is subject to his or her supervision. However, such delegation of authority shall not release the General Manager from his liability.

116.
The General Manager shall notify the Chairman of the Board of any unusual event, which is material to the Company; if the office of Chairman of the Board is vacant, or the Chairman of the Board refuses or is unable to act, such notification shall be made to all the Directors then in office.

117.
The General Manager shall periodically furnish the Board of Directors with reports in matters, times and format determined by the Board of Directors from time to time. When a notification or report of the General Manager requires the performance of an action by the Board of Directors, then a Board meeting shall be convened without delay.

118.
The remuneration payable to the General Manager for his or her services shall be fixed from time to time (subject to any contract between the General Manager and the Company) by the Board of Directors, and may be fixed as a regular salary, commission on dividends, profits or turnover of the Company or of any other company in which the Company has an interest, or by participation in the Company’s profits, combined or separately.

SIGNATORY RIGHTS AND THE STAMP OF THE COMPANY

119.
The signatory rights on behalf of the Company shall be as determined, from time to time, by the Board of Directors. Without derogating from the aforesaid, the Board of Directors may assign any person or persons (even if they are not members of the Board of Directors) to act and/or sign on behalf of the Company, and as long as it has not provided otherwise by the Board of Directors, the acts and signatures of such person or persons, together with the stamp of the Company or its printed name shall bind the Company, in any matter, if and to the extent that such person or persons acted and signed within the bounds of their said powers.

120.
The Company may determine a rubber stamp or stamps to be affixed to instruments, and the Board of Directors or any other person authorized by the Board of Directors for this purpose, shall cause every such stamp to be kept in a secure and proper place.

THE REGISTER OF SHAREHOLDERS

121.	The Company shall manage a Register of Shareholders, as set forth in the Companies Law.

122.
The Company shall be entitled, according to its discretion, to manage an additional register of Shareholders situated outside of Israel and/or a register of significant Shareholders, and all as provided in the Companies Law.

123.
The Register of Shareholders shall be closed immediately prior to any annual General Meeting of the Company. The period of closure shall be determined by the Board of Directors, in all times, and provided that the Register of Shareholders shall not be closed for more than thirty days in each year. In the absence of such determination, the Register of Shareholders shall be closed for fourteen (14) days.

SHARE CERTIFICATES

124.
Share certificates shall be issued under the corporate stamp of the Company and shall bear the signature of two Directors, or of one Director and of the Secretary of the Company, or of any other person specifically authorized by the Board of Directors for this purpose.

125.
Each Shareholder shall be entitled to receive from the Company, free of charge, within the period of two months after the date of the allocation or the registration of the transfer (unless the conditions of allocation provide for a different period), to one numbered certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares.

126.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

127.
A share certificate that has been defaced, lost or destroyed may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

OTHER OFFICERS OF THE COMPANY

128.
The Board may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board may think fit, and may terminate the service of any such person. The Board may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

ACCOUNTS

129.
The Board of Directors shall cause correct books and accounts to be kept in accordance with the provisions of the Companies Law. The accounts shall be held in the Office, or in any other place or places, as the Board of Directors shall deem fit, and be open to the inspection of the Directors. A Shareholder who is not a Director shall not have the right to inspect any account or document of the Company, except as specifically permitted by the Law, by the rights attached to the shares held by it or authorized by the Board of Directors or the General Meeting.

130.
The reports of the Company, as defined in Section 172(a) of the Companies Law, shall be prepared within nine months from the determining date (as such term is defined in the above Section 172(a)), or at a later date if and to the extent allowed in accordance with the provisions of the Law, as the same may be from time to time.

131.
In the event that the Company shall be an inactive corporation, as such term is defined in Section 158 of the Companies Law, the Company shall be entitled to determine at the General Meeting that it is not obligated to prepare the reports as said in the Companies Law.

132.
If and to the extent any of the Shareholders, entitled to receive a notice of a General Meeting, shall request the same in writing from the Company, the Company shall be obligated to send to the same Shareholder a copy of the reports (as defined in the Companies Law), no later than seven days before the date of the annual General Meeting.

AUDIT

133.	The Company shall appoint one or more certified public accountant that will audit, and provide an opinion on, the annual financial statements of the Company (“Auditors”).

134.
The appointment, authorities, duties, responsibilities, rights, remuneration and powers of the Auditors shall be fixed by applicable law and under these Articles of Association. The General Meeting shall have the power to appoint the Auditors to the maximum time period provided under the companies Law.

135.
In the event that the Company shall be an inactive corporation, as such term is defined in Section 158 of the Companies Law, the Company shall be entitled to determine at the General Meeting that an Auditor shall not be appointed for it.

136.	RESERVED

DIVIDENDS AND BONUS SHARES

137.
A Shareholder of the Company shall have the right to receive dividends or bonus shares, if the Company so decides in accordance with Article 141 below, consistent with the rights attached to such shares.

138.
Dividends or bonus shares shall be distributed or allocated to those who are registered in the Register of Shareholders on the date of the resolution approving the distribution or allocation or upon a later date, if another date is determined for this purpose in same resolution (in this chapter, the “Determining Date”).

139.
Dividends shall be distributed among the holders of the Company’s Ordinary Shares and Preferred Shares in accordance with the order and preferences set forth in Articles 161 and 162.  Notwithstanding the aforesaid, share dividends shall be distributed among all shareholders on a pro rata basis.

140.
Unless otherwise determined in the conditions applicable to the allocation of the shares or in a resolution of the General Meeting, all the dividends or bonus shares with respect to shares, not fully paid within the period in which the dividends or bonus shares are paid, shall be paid in proportion to the amounts actually paid or credited as paid on the nominal value of the shares during any part of said period (pro rata temporis).

141.
Subject to these Articles of Association and the Companies Law, the Board of Directors is entitled to make a payment of a dividend (whether interim or final) or to distribute bonus shares (whether interim or final), at a rate and on dates it deems fit; provided, however, that if the General Meeting has determined any restrictions with regard to the distribution of dividends or bonus shares, the Board of Directors shall act in accordance with the said restrictions. No dividend shall be paid otherwise than out of the funds legally available therefore.

142.
The Board of Directors may, in its discretion, allocate to special funds any amount whatsoever from the profits of the Company or from the revaluation of assets of “branch companies”, and also to determine the designation of these funds.

143.
Unless otherwise provided in the resolution with respect to the distribution of the dividend, the Company may pay any dividend with the withholding of any tax required by law, by way of a check to the order of the beneficiary alone, which should be sent by means of registered mail to the registered address of the Shareholder entitled thereto, or by way of a bank transfer.

144.	In the event of registered joint holders, the check shall be passed to the same Shareholder whose name is registered first in the Register of Shareholder with respect to the joint holding.

145.
The sending of a check to a person whose name is registered in the Register of Shareholder as the holder of the Share upon the Determining Date or, in the case of joint holders, to any of the joint holders, shall serve as evidence with respect to all the payments made in connection with same shares.

146.	The Company may decide that a check under a certain amount shall not be sent and the amount of the dividend, which was supposed to be paid, shall be deemed to be an unclaimed dividend.

147.
The Board of Directors may deduct from all dividends or other benefits due to any member, any debt or liability owed by such Shareholder to the Company in regard to the relevant shares in respect of which such dividend or other benefit is payable, whether due for payment or not.

148.
The Board of Directors may retain any dividends or bonus shares or other benefits on which the Company has a lien and may apply the same in or toward satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

149.
The Board of Directors is entitled to invest the amount of any unclaimed dividend for one year after it was declared or to utilize it in any other manner to the benefit of the Company until it is claimed. The Company shall not be obligated to pay interest or linkage to any index or rate on an unclaimed dividend.

150.
In the event the Company declares a dividend, as provided in Article 141 above, it may decide that same dividend shall be paid, entirely or partially, by way of distribution of certain assets, including fully paid shares or bonds of any other company or in any combination of these assets.

151.
In the event of a capitalization of profits and distribution of Bonus Shares, the undistributed profits of the Company or premium on shares, or funds derived from the revaluation of the assets of the Company, or funds derived on the basis of equity from the profits of “branch companies” and capital redemption funds shall be capitalized and distributed among the Shareholders entitled thereto, as per the provisions of Articles 137 - 139 above, to be held by the Shareholders as capital, and that this capital, entirely or partially, shall be used on behalf of same Shareholders as full payment, whether according to the nominal value of the shares or together with premium decided upon, for shares to be distributed accordingly, and that this distribution or payment shall be received by same Shareholders as full consideration for their portion of the benefit in the capitalized amount, as determined by the Board of Directors.

152.
The Board of Directors, in the resolution with respect to the distribution of bonus shares, is entitled to decide that the Company shall transfer to a special fund, designated for future distribution of bonus shares, an amount the capitalization of which shall be sufficient in order to allocate to anyone having at such time a right to acquire shares of the Company (including a right which can be exercised only upon a later date), bonus shares at the nominal value which would have been due to him had he exercised the right to acquire the shares shortly before the Determining Date, at the price of the right in effect at such time. In the event that after the Determining Date the holder of said right shall exercise his right to acquire the shares or any part thereof, the Board of Directors shall allocate to him fully paid bonus shares at such nominal value and of such class, which would have been due to him had he exercised shortly before the Determining Date the right to acquire those shares actually acquired by him, by way of an appropriate capitalization made by the Board of Directors out of the special fund, as aforesaid. For the purpose of the determination of the nominal value of the bonus shares which are to be distributed, any amount transferred to the special fund, with respect to a previous distribution of previous bonus shares shall be viewed as if it had already been capitalized and that shares entitling the holders thereof the right to acquire shares of the Company were already allocated as bonus shares.

153.
For the purposes of carrying out any resolution pursuant to the provisions of this chapter, the Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus shares, and, in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, and also to set the value for the distribution of certain assets and to decide that cash payments shall be paid to the Shareholders on the basis of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties. The Board of Directors may pay cash or convey these certain assets to trustees in favor of those persons entitled to a dividend or to a capitalized fund, as the Board of Directors shall deem beneficial.

EXEMPTION, INDEMNITY AND INSURANCE

154.	Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law:

(a)
Exemption from Duty Of Care.  The Board of Directors may resolve in advance to exempt an Office Holder (as such term is defined in the Companies Law) from all or part of such Office Holder's responsibility or liability for damages caused to the Company due to any breach of such Office Holder's duty of care towards the Company, except in connection with except for damages caused to the Company due to any breach of such Office Holder's duty of care towards the company in a “distribution” (as defined in the Companies Law).

(b)
Indemnification. The Company may (i) undertake in advance to indemnify any Office Holder (as such term is defined in the Companies Law) to the fullest extent permitted by the Companies Law at the time that such undertaking is given; and (ii) retroactively indemnify an Office Holder to the fullest extent permitted by the Companies Law at the time that such indemnification is provided.

(c)
Insurance. The Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Officer Holder in such Office Holder's capacity as an Officer Holder of the Company, to the fullest extent permitted by the Companies Law at the time that such insurance is obtained.

155.
Changes to the Law. In the event of any change after the date of adoption these Articles in any applicable law, statute or rule which expands the right of an Israeli company to indemnify an Office Holder, these Articles shall automatically be deemed to enable the Company to so expand the scope of indemnification that the Company is able to provide.

156.
No Limitations. The provisions of Article 154 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with an observer attending meetings of the board of directors and/or any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under applicable law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved in accordance with the Companies Law.

157.	Reserved.

158.	Reserved.

LIQUIDATION AND LIQUIDATION PREFERENCE

159.
A resolution for the voluntary winding-up of the Company, including voluntary winding-up subject to the supervision of the court, shall be obtained by a majority of 75% of the votes of the shareholders who are taking part and voting in the general meeting of the Company. In the event that a resolution shall be obtained for the winding - up of the Company as aforesaid, then every holder of convertible securities in the Company, shall be entitled, within ninety (90) days from the date of the resolution, to inform the Company, in writing, of his desire to be deemed to be someone who utilized his right to realize the convertible securities that he holds, immediately upon the obtaining of the resolution, according to the exercise price which shall be valid at the same time. Should the holder of the convertible securities in the Company decide to act as aforesaid, he shall transfer to the Company, together with the said notice, the entire consideration for every underlying share that he wishes to be deemed as the purchaser thereof. In this event, the holder of the said convertible securities shall be eligible to all of the rights on liquidation as if he had utilized his right immediately before the resolution for

160.
"Deemed Liquidation" shall mean either (i) the merger of the Company with or into another entity following which the shareholder of the Company immediately prior to the consolidation, merger or reorganization hold less than 50% of the voting power of such entity; (ii) the sale of all or substantially all of the Company's assets to a third party, and (iii) the sale of all of the Company's issued and outstanding share capital to a third party; (collectively, “Deemed Liquidation”).

161.
Upon the occurrence of any event of liquidation or a Deemed Liquidation, all the assets of the Company legally available for distribution among its shareholders (or the proceeds or consideration from such transaction) shall be distributed to them in the following order and preference: (i) first, to the holders of the Preferred C Shares: the holders of the Preferred C Shares shall be entitled to receive an amount equal to the per share purchase price paid to the Company for each Preferred C Share (subject to adjustment for stock split, reorganization, capitalization etc.) plus annual interest from the date of issuance of such shares at the rate of 6% compounded annually, and less any amounts previously paid (or distributed in accordance with Article 139) to the holders of Preferred C Shares, prior to any payments to the holders of all other shares (the “Preferred C Preference”), (or if there shall be insufficient proceeds from such liquidation to pay such amount, the proceeds shall be divided among the holders of the Preferred C Shares, in proportion to the full Preferred C Preference such holders would otherwise be entitled to receive);; (ii) second, (after payment of the Preferred C Preference), to the holders of the Preferred B Shares: the holders of the Preferred B Shares shall be entitled to receive an amount equal to the per share purchase price paid to the Company for each Preferred B Share (subject to adjustment for stock split, reorganization, capitalization etc.) plus annual interest from the date of issuance of such shares at the rate of 6% compounded annually, and less any amounts previously paid (or distributed in accordance with Article 139) to the holders of Preferred B Shares, prior to any payments to the holders of all other shares (the “Preferred B Preference”), (or if there shall be insufficient proceeds from such liquidation to pay such amount, the proceeds shall be divided among the holders of the Preferred B Shares, in proportion to the full Preferred B Preference such holders would otherwise be entitled to receive);; (iii) third, (after payment of the Preferred C Preference and the Preferred B Preference), to the holders of the Preferred A Shares: the holders of the Preferred A Shares shall be entitled to receive an amount equal to the per share purchase price paid to the Company for each Preferred A Share (subject to adjustment for stock split, reorganization, capitalization etc.) plus annual interest from the date of issuance of such shares at the rate of 6% compounded annually, and less any amounts previously paid (distributed in accordance with Article 139) to the holders of Preferred A Shares, prior to any payments to the holders of all other shares (the “Preferred A Preference”), (or if there shall be insufficient proceeds from such liquidation to pay such amount, the proceeds shall be divided among the holders of the Preferred A Shares, in proportion to the full Preferred A Preference such holders would otherwise be entitled to receive);; and (iv) fourth, (after payment of the Preferred C Preference, Preferred B Preference and of the Preferred A Preference), to all holders of Preferred Shares and Ordinary Shares pro rata (on as-converted basis), based upon the number of issued and outstanding shares then held by each; provided, however, that, in the event that such amounts paid to the holders of Ordinary Shares would exceed the Preferred A Preference, Preferred B Preference and Preferred C Preference by three times, each share of the Preferred Shares shall automatically be converted to Ordinary Share and all assets shall then be distributed pro rata to the holders of Ordinary Shares.

162.
Whenever any distribution provided for in this Article 162 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors of the Company, provided, however, that the holders of majority of the Preferred Shares (voting together as a single class) shall have the right to request by a written notice to the Company to appoint an appraiser - a senior partner in any one of the “big 4” accounting firms jointly determined between the Company and such holders - who shall determine the fair market value of the securities within 14 days of his appointment.

NOTICES

163.
Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid mail addressed to such Shareholder’s address as it appears in the Register of Shareholder or such other address as he may have designated in writing for the receipt of notices and other documents.

164.	Any Shareholder whose address is not listed in the Register of Shareholders shall not be entitled to receive any notice from the Company.

165.
Any notice dispatched by mail shall be deemed as if delivered after 7 business days from the date on which it was posted, and in order to prove such a delivery it shall be sufficient to prove that the notice suitably bore the address of the addressee and was delivered to the post office. A notice, delivered via facsimile or via electronic mail, shall be deemed as if delivered on the business day after the date it was dispatched or, if not dispatched on the next business day, on the business day immediately thereafter (provided that such e-mail address and fax number are correct and that the transmission was confirmed). A written certificate, signed by the Secretary or Director or other Officer stating the aforesaid, shall serve as conclusive evidence thereto.

166.
In the event that a person became eligible to a share, whatsoever, by operation of law, transfer or by any other means, he shall be bound in all notices in respect of such share, duly delivered before his name was registered in the Register of Shareholders, to the person from whom his right to the share originated.

167.
Any notice or document dispatched to a Shareholder pursuant to these Articles of Association shall be deemed as if properly delivered at its destination with regard to all registered shares (whether held by the same Shareholder, severely or jointly with others), even if same Shareholder had died by that time or had become bankrupt or had received an order for its liquidation or if a trustee or a liquidator or a receiver was appointed with respect to his shares (whether the Company was aware of it or not), until another person is registered in the Register of Shareholders in his place, as the holder thereof, and such delivery shall be deemed, for all purposes of these Articles of Association, as sufficient delivery to his personal representative, and to any person (if any), having a right in these shares.

168.	Failure to dispatch the notice of the meeting to the Shareholder, or failure to receive such notice by the Shareholder shall not harm the validity of any resolution adopted in such meeting.

169.
Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and may consent that a General Meeting of the Company or a meeting of the Board of Directors, as the case may be, shall be convened and held notwithstanding the fact that the notice was not received by him within the required time.

Exhibit A

1.
Notwithstanding anything to the contrary appearing in these Articles, in the event of the consummation of the initial public offering of the Company’s Ordinary Shares pursuant to the Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission (File No. 333-137095) (an "Adjustment IPO") in which the price per share to the public is greater or equal to $7.00 but less than or equal to $7.68 (in each case, as adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares, the "IPO Price Per Share"), the Preferred A Conversion Price, the Preferred B Conversion Price and the Preferred C Conversion Price shall be adjusted as provided in this Exhibit A. In addition, the Ordinary A Shares shall convert into Ordinary Shares in the manner provided in this Exhibit A.

2.	For purposes of this Exhibit A, the following symbols will have the meanings set forth below:

A	The IPO Price Per Share
B	The Preferred C Price Per Share (i.e., $7.68 as adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares)
C	The number of issued and outstanding Preferred C Shares
D	The number of issued and outstanding Preferred A Shares
E	The number of issued and outstanding Preferred B Shares
F
The number of additional Ordinary Shares to which the holders of Preferred C Shares, as a group, would be entitled pursuant to the operation of the weighted average anti-dilution protection set forth in Article 38(c) of these Articles.

G	The total amount invested in the Company by the holders of Preferred C Shares, i.e., $14,000,000
H	The total number of Ordinary A Shares held directly or indirectly by Dr. Isaac Bentwich

3.	In the event of an Adjustment IPO, the Preferred C Conversion Price shall be adjusted in accordance with the following formula:

The new Preferred C Conversion Price shall be:	[C+ (G/A-G/B)]/C

4.	In the event of an Adjustment IPO, the Preferred A Conversion Price shall be adjusted in accordance with the following formula:

The new Preferred A Conversion Price shall be:	[D+ (G/A-G/B-F)*D/(D+E)]/D

5.	In the event of an Adjustment IPO, the Preferred B Conversion Price shall be adjusted in accordance with the following formula:

The new Preferred B Conversion Price shall be:	[E+ (G/A-G/B-F)*E/(D+E)]/E

6
In the event of an Adjustment IPO, the Ordinary A Shares shall be converted automatically into the number of Ordinary Shares obtained by multiplying the number of Ordinary A Shares by the "Ordinary A Conversion Price" which is determined as follows:

The Ordinary A Conversion Price shall be:	[H-2*(G/A-G/B)]/H

7.
For purposes of illustration only, the following table shows the anti-dilution adjustments that would arise in the case of an Adjustment IPO in which the IPO Price Per Share is $7.00. The additional assumptions used for this illustration are as appear in the row captioned "current situation" in the chart below.

	Preferred C Shares	Preferred B Shares	Preferred A Shares	Ordinary A Shares
Current Situation	1,822,422	1,788,413	1,337,769	2,159,126
New Conversion Ratio	1.097	1.042	1.042	.858
Adjustment to Number of Shares	177,083	74,301	55,579	(306,963)
Number of Ordinary Shares after application of New Conversion Rates	1,999,505	1,862,714	1,393,348	1,852,164